EXHIBIT 99.1

Diodes, Inc. Third Quarter 2016 Financial Results Script

Wednesday, November 9 @ 4:00pm CST / 2:00pm PST

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s third quarter 2016 financial results conference call.  At this time, all participants are in a listen only mode.  At the conclusion of today’s conference call, instructions will be given for the question and answer session.  If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Wednesday, November 9, 2016.  I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations.  Leanne, please go ahead.

Introduction: Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ third quarter 2016 financial results conference call.  I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.Joining us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, November 9, 2016.  Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details.  Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

As a reminder, the results announced today are preliminary and are subject to Diodes finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the Investors section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne. Welcome everyone, and thank you for joining us today.

I am pleased to report that our results this quarter represented the second consecutive quarter of record revenue and gross profit with revenue reaching $250 million, a key milestone toward achieving our goal of $1 billion in annual revenue. Additionally, our automotive business reached a record, increasing to 7 percent of the revenue. We continue to invest in the automotive market through a combination of new products and targeted customer development as we work towards our near-term goal of 10% of revenue.

Also during the quarter, we completed the sales integration of Pericom in China and the rest of Asia after successfully completing these efforts in North America and Europe during the first half of the year. We are now well positioned across the customer base with a streamlined sales channel and a broader product portfolio. In fact, we have recently made solid progress on design-in opportunities as a direct result of our cross-selling efforts in support of the revenue growth and the market share gains in 2017 and beyond.

Lastly, after the close of the quarter we successfully renewed our syndicated loan for a new five-year term, resulting in lower interest payments and greater flexibility to return value to shareholders through our stock buyback program.

With that, I will now turn the call over to Rick to discuss our third quarter financial results as well as fourth quarter guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the third quarter 2016 was a record $250.7 million, increasing 6 percent from the $236.6 million in the second quarter 2016 and 20 percent from the $208.9 million in the third quarter 2015.

Gross profit for the third quarter 2016 reached a record $80.6 million, or 32.2 percent of revenue, compared to the second quarter 2016 of $74.8 million, or 31.6 percent of revenue and the third quarter 2015 of $61.6 million, or 29.5 percent of revenue.  The sequential increase in gross profit margin was due primarily to improved capacity utilization.

GAAP operating expenses for the third quarter 2016 were $60.7 million, or 24.2 percent of revenue, and on a non-GAAP basis were $55.2 million, or 22.0 percent of revenue, which excludes $5.5 million of retention and amortization of acquisition-related intangible asset expenses. This compares to GAAP operating expenses of $63.5 million, or 26.9 percent of revenue, in the second quarter 2016, or 24.8 percent on a non-GAAP basis.

Looking specifically at Selling, General and Administrative expenses for the third quarter, SG&A was approximately $38.3 million, or 15.3 percent of revenue, compared to $41.4 million, or 17.5 percent of revenue, in the second quarter 2016.

Investment in Research and Development for the third quarter was approximately $17.1 million, or 6.8 percent of revenue, compared to $17.0 million, or 7.2 percent of revenue in the second quarter 2016.

Combined, SG&A plus R&D was $55.4 million, or 22.1 percent of revenue, compared to $58.4 million, or 24.7 percent of revenue, in the second quarter 2016.

Total Other Expense amounted to approximately $4.3 million for the quarter, including $3.7 million of interest expense and approximately $900 thousand in currency losses, which was partially offset by $300 thousand of interest income.

Income Before Taxes and Noncontrolling Interest in the third quarter 2016 amounted to $15.6 million, compared to $8.8 million in the second quarter 2016.

Turning to income taxes, our effective income tax rate for the third quarter was approximately 26.2 percent.

Third quarter 2016 GAAP net income was $10.6 million, or $0.21 per diluted share, compared to $5.8 million, or $0.12 per diluted share, in the second quarter 2016 and $2.8 million, or $0.06 per diluted share, in the third quarter 2015. The share count used to compute GAAP diluted EPS for the third quarter 2016 was 49.9 million shares.

Non-GAAP adjusted net income was $15.1 million, or $0.30 per diluted share, which excluded, net of tax, $4.4 million of non-cash acquisition-related intangible asset amortization costs. This compares to non-GAAP adjusted net income of $9.8 million, or $0.20 per diluted share, in the second quarter 2016 and $6.3 million, or $0.13 per diluted share, in the third quarter 2015.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details.  Included in the third quarter 2016 GAAP and non-GAAP adjusted net income was approximately $2.9 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted EPS would have increased by $0.06 per diluted share in the third quarter.

Cash flow generated from operations was $33.1 million for the third quarter.

Free cash flow was $15.1 million for the third quarter, which included $18.0 million of capital expenditures.

Net cash flow for the quarter was $28.0 million, including additional borrowing of $7 million.

Turning to the balance sheet, at the end of the third quarter, cash and cash equivalents totaled approximately $221 million and short-term investment totaled $35 million. Working capital was approximately $567 million.

At the end of the quarter, inventory decreased approximately $6 million from the end of second quarter 2016 to approximately $204 million.  Inventory in the quarter reflects a $7 million decrease in finished goods and a $1 million decrease in raw materials, and a $2 million increase in work in process. Inventory days were 112 in the quarter, compared to 117 last quarter.

At the end of the third quarter, Accounts Receivable was approximately $239 million, an increase of $9 million from the second quarter.  A/R days were 86, comparable to last quarter.

Our long-term debt, net of the current portion, totaled approximately $407 million.

Capital expenditures for the third quarter were $18.0 million, or 7.2 percent of revenue. As we mentioned in the past, Chengdu is included in our full year target model for CapEx, which is 5 to 9 percent of revenue.

Depreciation and amortization expense for the third quarter was $24.4 million.

Now, turning to our Outlook…

For the fourth quarter of 2016, we expect revenue to range between $232 million and $248 million, or down 7.5 to 1.1 percent sequentially, and in line with typical seasonality. We expect gross margin to be 32.2 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for retention costs and amortization of acquisition-related intangible assets, are expected to be approximately 23.5 percent of revenue, plus or minus 1 percent.  We expect Other Expense to be approximately $3.9 million, and our income tax rate to be 29 percent, plus or minus 3 percent. Shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 49.5 million. Please note that purchase accounting adjustments for Pericom and previous acquisitions of $4.4 million after tax are not included in these non-GAAP estimates

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon.

Revenue growth in the third quarter was led by Asia, along with record sales in automotive, which increased almost 70 percent over the prior year period. Additionally, the consumer, computing and communications markets increased sequentially, with North America sales also up in the quarter. The industrial market was down sequentially as a percentage of revenue due to muted demand in Europe, but yet flat to last quarter on a dollar basis. OEM sales were Up 18.5 percent, while distributor POP was flat. Distributor inventory decreased 3.1 percent, while POS grew 8.9 percent.

Customer activity remained strong across all regions, coupled with strong design activity and design wins. As Dr. Lu mentioned, we completed the sales integration of Pericom in China and the rest of Asia in Q3 as planned. We continue to penetrate our key customer base with a broader product line and see significant customer synergy and cross-selling opportunities across the Pericom products. We also continued to make great progress in the automotive market with record revenue combined with increasing new product introductions and design wins.

From a product perspective, the third quarter was also another record for our MOSFETs and CMOS LDOs, driven primarily by strong smartphone sales, as well as our protection, bipolar transistors and timing products.

Turning to Global Sales, Asia represented 80 percent of revenue, Europe 10 percent and North America 10 percent.

In terms of our end markets, consumer represented 29 percent of revenue, communications 24, industrial 20 percent, computing 20, and automotive was a record 7 percent of revenue.

Let me now provide more detail within each of our end markets.

For the consumer market, we saw several exciting wins in the camera market, with new sockets for our UART devices on an SLR camera platform, as well as wins for our analog and mux signal switches for wearable cameras. Also in the wearables market, we continued to see interest in our Hall sensors and secured a key design win on a market-leading fitness tracking device.

In the mobile communications market (including portable device charging), Diodes launched a diverse range of products reflecting our leading position with several major customers. From our MOSFET platforms, we introduced DFN and CSP packaged parts for USB Power Delivery on tablets and mobile applications, which was selected by a well-known customer for a quick charge application. Also during the quarter, Diodes released additional high surge and general protection devices that were designed specifically around the needs of several U.S. and Asian customers and provide the highest surge and lowest clamping capability of its kind.

Also in the communications market, we achieved record revenue on our CMOS LDO product line, with nearly 40 percent of revenue coming from new products.  This growth is being driven mainly by broad adoption of our RF CMOS LDOs in the cell phone market.  Other key handset wins during the quarter included an analog switch and a USB re-driver, both into the China cell phone market.  We are also expanding our position in the data communications market, with new design wins on a clock generator for a market-leading maker of routers and network switches, a mux switch win into a KVM device, as well as several CMOS LDO sockets for a telecom system power application.

In the computing market, we again expanded our support of the emerging USB Type-C connector market with the release of a new bi-directional mux/demux switch. Key wins during the quarter for this large and growing market included: USB signal switching wins in a large notebook platform, a USB cross-bar switch in a gaming platform, as well as several wins for major China cell phone applications.

Also in the computing space, we released a new 14-bit SSD switch designed for DDR2 and DDR3 memory bus applications for servers and enterprise systems with high density memory requirements.   We also achieved

significant design win activity on our re-driver product family, with key wins across multiple notebook, workstation, server and storage applications.  Our new products are gaining solid traction in this space, with nearly 45 percent of our signal integrity revenue in Q3 coming from new devices.

For the industrial space, we released several new families of products including: high-voltage, high-performance industrial unipolar Hall switches; single stage flyback and buck-boost controllers for dimmable LED lighting applications; as well as a family of primary side switches for power adapter and charging applications.  Also during the quarter, we saw a new point of entry into the industrial market through several surveillance equipment design wins in China for our PCIe switches.  Other design wins of note included a Hall sensor win for e-metering applications as well as a win for our RF CMOS LDOs for an industrial imaging application.  We also continued to see very strong design win traction on our LED lighting products for retrofit applications.

And finally in the Automotive market, Diodes continued to make great progress with a number of significant wins and product introductions. During the quarter, we introduced a USB charging port controller for use in car chargers as well as a family of adjustable automotive-grade shunt regulators that have already been designed into an automotive lighting module.  Key new automotive design wins included a PCIe clock buffer and an HDMI switch, both of which were designed into a car infotainment system.  We also had new wins on our AC/DC CC/CV controllers for car chargers and continued to expand our position in LED lighting applications, including a win for automotive logo lighting.

Additionally, we further expanded our family of automotive-qualified MOSFET’s with the addition of eight 40V, 60V and 100V products from our innovative Shielded Gate platform. Diodes now has a highly competitive portfolio of auto-optimized MOSFETs, which are driving strong design win and sales momentum. In addition, we launched a family of high voltage  automotive GPP rectifiers in the low profile “DFLAT” package launched in response to several customer requests from U.S. and Europe. Also launched during the quarter were two auto-qualified Super Barrier Rectifiers, developed specifically for a European tier-one customer for reverse battery blocking applications. Our SBR technology is being recognized by a growing number of customers for the significant benefits it provides for automotive applications.

In summary, we had a solid third quarter highlighted by the achievement of record revenue and gross profit, as well as record revenue in our automotive market. We also completed the sales integration of Pericom, which positions us well for expanded cross-selling opportunities to drive market share expansion and revenue growth into 2017 and beyond.

With that, I’ll open the floor to questions - Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Steve Smigie, Raymond James.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Congrats on getting the record revenue and hitting a run rate for your $1 billion revenue. I know you guys have been working on that for a while, so it's great to see you get that.

Also, it seems like the auto business has done pretty well here, which was another big objective. I was hoping you could talk about margins on the automotive business as it has been growing. I think one of the objectives there was to help improve overall gross margin. I was just curious if you are seeing gross margin on auto come in where you had hoped it to be, and is it going to continue to march up there and help overall gross margins? Thanks.

Keh-Shew Lu - Diodes Incorporated - President, CEO

The margin for automotive is above our model, 35%, that is our model. We typically run much higher than that and -- but the problem with the automotive is take time to ramp it. It take time to design in, and then -- well, we can do the design in, but if when they ramp, it take a couple years for them to ramp.

So right now, it's a small percent. 7% is our total revenue, so that high margin do not affect us that much. But typically it is higher than our model.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Okay, great. And then, I just was hoping we get an update on overall factory loadings. It sounded like utilization was better. I know you have been trying to fill up a number of facilities, including over in Asia. So just curious if we could get an update on factory utilization.

Rick White - Diodes Incorporated - CFO

Sure. SAT, our Shanghai assembly test facility, was in the -- between 80% and 85%. CAT, which is the Chengdu facility, was 85%. OFAB, which is the facility in England, the wafer fab in England, was right at 90%. SFAB 1, which is the Shanghai fab, the older Shanghai fab is a little bit above 80%. And SFAB 2 has increased to 76%. For instance, in fourth-quarter 2014 they were at 35%, so the loading utilization has doubled there. And then, KFAB was around 65%.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Okay, great. Great, nice progress (multiple speakers)

Keh-Shew Lu - Diodes Incorporated - President, CEO

As you know, our definition is -- when the wafer fab around 85%, we consider that as fully loaded. Even you can up to 90 something that can offer that, but 85% consider as fully loaded. For assembly, 95% consider as fully loaded, so you can see most the 80s still underloaded.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Okay, great. And then, I was just curious, Dr. Lu, as we think about seasonality for March, I am not asking you to guide, per se, but typically if I just do it mathematically, it looks like you guys are typically up about 1% in March. With that said, if you look at global GDP, like the US, for example, will only run about 1%, so it seems like a weak environment. Is it fair to think you could still be thinking about business in terms of seasonality or is it more you just got a weak macro and we should just take that into consideration as we look forward?

Keh-Shew Lu - Diodes Incorporated - President, CEO

You?

Rick White - Diodes Incorporated - CFO

So he is asking about seasonality in the first quarter.

Keh-Shew Lu - Diodes Incorporated - President, CEO

Yes, yes (multiple speakers), talking about --

Rick White - Diodes Incorporated - CFO

First-quarter seasonality.

Keh-Shew Lu - Diodes Incorporated - President, CEO

Yes, you are talking about four or you're talking about first?

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Yes, first, first, so March quarter. I am just --

Keh-Shew Lu - Diodes Incorporated - President, CEO

Oh, March quarter.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

I know it's a little bit beyond your guidance time frame, so I am just trying to maybe back into it, and not that you are guiding it, but just puts and takes around that of, say, weak global macro versus strength of seasonality.

Keh-Shew Lu - Diodes Incorporated - President, CEO

Yes, but typically seasonality in first quarter, March quarter, is down 5% from 4Q. That's really typically seasonality. So if I put it typically 1Q from 4Q previous year, down between 0% to 5%, okay? Typically, 0% to 5%.

Then 1Q to 2Q, typically up 5% to 10%. Then 2Q to 3Q, again typically up 5% to 10%. Then 4Q, 3Q to 4Q, typically down 0% to 5%. Okay, so that is the seasonality, and that's -- each year is within this range.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Okay, great. Thanks very much and congrats again on the good report.

Operator

Tristan Gerra, Robert W. Baird.

Tristan Gerra - Robert W. Baird & Company, Inc. - Analyst

Given the utilization rates that you've mentioned, what are the incremental gross margin opportunities coming from mix? As we know, you tend to increase the mix of higher-margin products as your utilization rates get close to full capacity. So how could we quantify this as an upcoming opportunity in terms of gross margin points going forward?

Keh-Shew Lu - Diodes Incorporated - President, CEO

Okay. Actually, our gross margin coming from two factor. One, it is coming from product mix, which means when you can sell at a high GP that kind of product, and for example, from the new product that is another measurement we measure is the new product, okay? But that's one.

But the other one is coming from utilizations, and so utilization, like I already mentioned, we had to model. Wafer fab is 85%; assembly is 95%. So today if you look at -- I think Rick just give you the utilization rate of each operation, and if you look at those, we still have a lot of room by fully loaded to make the GP to our model.

But at the same time, when automotive get higher percent, when industrial getting higher percent, then we should be able to get higher margins.

Tristan Gerra - Robert W. Baird & Company, Inc. - Analyst

Okay, and then, could you remind us your plans for eight-inch capacity migration and what type of cost saving would you realize relative to six-inch?

Keh-Shew Lu - Diodes Incorporated - President, CEO

Okay. For analog, most the wafer is in six-inch internally, and if we do eight-inch, we will go to outside. For discrete today, it is the same thing. Our internal is six-inch. Our eight-inch requirement, it go to outside.

Now I think in the past I already talking about in our SFAB tool, we are putting the eight-inch capability for our discrete product, okay, and that capability, right now we are in the qualification, and then we think this quarter after we finish qual, then we will do the PCN product change-in notice. We think it will probably end up this quarter, 4Q. Then we will start to ramp probably second half of next quarter because you wait for the customer to accept --

Rick White - Diodes Incorporated - CFO

Next year.

Keh-Shew Lu - Diodes Incorporated - President, CEO

Next year, second half of next year, waiting for customer accept the PCN and start the ramp.

So, that's where the timing we're looking at. Then we will probably -- in second half, we will probably start to put in the next chunk of the capacity for eight-inch and then to support the 2018 requirement. So second half of next year, we are using our current capacity when you start the ramp and then we will put out the second chunk of the capacity.

Tristan Gerra - Robert W. Baird & Company, Inc. - Analyst

Okay, thank you.

Operator

Gary Mobley, Benchmark.

Gary Mobley - The Benchmark Company - Analyst

Thanks for taking my question. If I take a look at the midpoint of your fourth-quarter revenue guide, it assumes about a 4.3% sequential revenue decline, but you are expecting to hold gross margin flat, and so, obviously, utilization isn't helping preserve the gross margin, probably more so a headwind. Therefore, are we looking at a situation where we got a decreasing mix of consumer in Q4 and a greater mix of higher-margin auto? And any detail there would be helpful.

Keh-Shew Lu - Diodes Incorporated - President, CEO

(laughter). Number one, we -- yes, utilization will probably go down a little bit because our revenue going to go down, okay? But what we try to do is we will focus more on the product mix now. It not necessary coming from automotive.

Of course, automotive will be one of the factor, but it is really a small portion of our revenue, 7% our revenue, so it won't affect that much. Even we can continue growing automotive business, but I think now new products announced in the last couple years, they're going to start -- they somewhat ramp, and so when we put in all those together, we believe we can keep the GP as firm as the third quarter's to compensate for the utilization down.

Gary Mobley - The Benchmark Company - Analyst

Okay. I know you're not going to share with us what your organic growth rate is, if we back out any contribution from acquisitions this year. But I know as well that you guys are incentivized by outperforming some benchmark of industry performance. And so, can you at least share with us what your view is on your share gain opportunity for 2016, and maybe as well provide specifics on the benchmark that you're looking at in terms of market performance?

Keh-Shew Lu - Diodes Incorporated - President, CEO

How about I answer this way? 2016, we had record revenue. Yes, it was due to Pericom acquisitions. But the growth organically is really coming from our diode itself sales. So, you do have the Pericom history on 2015, and take that Pericom history of 2015 and assume Pericom don't grow, then you can see the growth we had is coming from diodes itself sales. But we do not provide that info. In our -- I think we do separate Pericom business and our own business, right?

Rick White - Diodes Incorporated - CFO

Yes, in the Q, I'm looking at.

Keh-Shew Lu - Diodes Incorporated - President, CEO

In the Q, we do separate, so you can take that and see how much is Pericom, how much is Diodes. Then you can do the comparisons. Maybe a little bit work. I don't have -- we cannot really share, but in the Q we do separate the revenue from Pericom and Diodes.

Gary Mobley - The Benchmark Company - Analyst

Okay, all right, that's (multiple speakers)

Keh-Shew Lu - Diodes Incorporated - President, CEO

(multiple speakers). That is one year. Then after one year, we don't, so for 2016 you actually can do that. Because 2016, Pericom is the first year, and from Q we do separate Diodes business and Pericom business.

Gary Mobley - The Benchmark Company - Analyst

Okay. Rick, I think, if I'm not mistaken, you underspent fairly significantly on the OpEx side in the September quarter. I think you were looking for, what, 24%? 24% of revenue in OpEx, and you delivered, what, 22% on in-line revenue. And basically, you have been holding OpEx flat all year, if not decreasing. So why do you anticipate increasing OpEx roughly $1 million sequentially in Q4 with expected revenue decline?

Rick White - Diodes Incorporated - CFO

Well, so the issue here is that if you look at just SG&A, it has been -- it went down a little bit in the third quarter because of some actions that we took. We expect that to go back up in the fourth quarter to a more normal range, and R&D is basically -- we have got it in at flat, right?

So with SG&A going back up a little bit, I don't know, in the $1 million range from where it was in the third quarter, you get this increase in percentage, but it is still -- even if you take that number, it is still flat with first quarter, below second quarter, and slightly above third quarter. So when you said we are holding it flat all year long, that is basically true. And the issue is here just quarter-to-quarter adjustments that you have in SG&A.

Gary Mobley - The Benchmark Company - Analyst

Okay, all right, fair enough. That's it for me. Thanks, guys.

Operator

(Operator Instructions). Shawn Harrison, Longbow.

Gausia Chowdhury - Longbow Research - Analyst

This is Gausia Chowdhury calling on behalf of Shawn. A competitor of yours is saying that there is PC inventory correction coming. So are you building that into your guidance or assumptions for the fourth quarter at all and are you seeing that?

Rick White - Diodes Incorporated - CFO

Okay, hang on just a second. So she said that there is -- a competitor of ours has said that the PC inventory, I guess, in the marketplace is growing, and are we seeing any weakness in the PC market due to this inventory situation? That was your question, right?

Gausia Chowdhury - Longbow Research - Analyst

Yes, right.

Keh-Shew Lu - Diodes Incorporated - President, CEO

Mark, do you want to answer this?

Mark King - Diodes Incorporated - SVP Sales & Marketing

Yes, I would say it would be built into our guidance. Fourth quarter is traditionally a little bit softer than third quarter for the PC industry, so as we went through and we looked at our forecast, I don't think we saw anything out of the ordinary that was going to impact our number.

Gausia Chowdhury - Longbow Research - Analyst

Okay, great, that's helpful. And then, second, with Pericom fully integrated, you noted some better design-in activity. Can you maybe provide some more comments or color on how it is progressing, specifically in Asia? Any positive surprises at all?

Mark King - Diodes Incorporated - SVP Sales & Marketing

Do you want me to take that, Dr. Lu?

Keh-Shew Lu - Diodes Incorporated - President, CEO

Yes.

Mark King - Diodes Incorporated - SVP Sales & Marketing

I think Pericom's Asia team that was integrated last quarter into our team is progressing quite well with their design win activity.

From a North American and European standpoint, we have had several significant wins in North America and developed some significant longer-term opportunities for Pericom in Europe from Diodes' traditional customer base that maybe got us over the edge. Maybe they were present there, but weren't doing as well as expected.

And we have some really nice opportunities going forward that we've already announced. Our uniformed team are starting to get closer and more comfortable with each of the product lines, and so we are seeing more and more opportunities within our customer base, as well as in some of the customers that they did business with that we weren't focusing on as much. So I think it's going quite well.

Gausia Chowdhury - Longbow Research - Analyst

Great, thank you. And then last for me, can you remind us of the interest rate on your syndicated loan and how much savings will you see on an annual basis? And also, your thoughts on the cadence of the stock buyback, does that change at all?

Rick White - Diodes Incorporated - CFO

So from a syndicated loan standpoint, there are, I think, five or six different tiers within the loan for interest. And the most expensive is LIBOR plus 250, and that's where we are right now.

We expect the savings from the new loan versus the old loan, because of the changes in those rates and those tiers, to be about $2 million a year, $500,000 a quarter. What was the other one?

Gausia Chowdhury - Longbow Research - Analyst

Sorry, just about the stock buyback. Any changes in (multiple speakers) -- yes?

Rick White - Diodes Incorporated - CFO

No, the -- there were some relaxing of the other covenants in the loan itself, which is going to make it easier to meet the covenants associated with being able to do stock buybacks.

Keh-Shew Lu - Diodes Incorporated - President, CEO

I think -- last year, we announced we're going to have $100 million in four years, something like that, stock buying back, and we did that 4Q last year. Then because the Pericom acquisition and due to all this covenant, therefore we don't have cash and we have some regulation from the bank we cannot spend more money to buying back.

Now with this time, we negotiate a new loan and they relax this requirement, and then we are able to go back to assume our stock buying back program.

Rick White - Diodes Incorporated - CFO

Right.

Gausia Chowdhury - Longbow Research - Analyst

Great, thanks so much.

Operator

Thank you. I am showing no further questions at this time. I would like to turn the call back to Dr. Lu for closing remarks.

Keh-Shew Lu - Diodes Incorporated - President, CEO

Thank you for your participation today. Operator, you may now disconnect.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone, have a wonderful day.